Exhibit 99.1

Contacts:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES THIRD QUARTER FISCAL 2007 RESULTS

Phase 2 trials underway with ARQ 197, c-Met inhibitor

Conference call scheduled today at 9 a.m. eastern time

Woburn, Mass., November 1, 2007 — ArQule, Inc. (NASDAQ: ARQL) today reported its results of operations for the fiscal quarter and nine months ended September 30, 2007.

The Company reported a net loss of $11,118,000, or $0.26 per share, for the quarter ended September 30, 2007, compared to a net loss of $15,322,000, or $0.43 per share, for the quarter ended September 30, 2006.  For the nine-month period ended September 30, 2007, the Company reported a net loss of $38,983,000, or $1.00 per share, compared to a net loss of $18,610,000, or $0.52 per share, for the same period in 2006.

At September 30, 2007, the Company had a total of approximately $143,492,000 in cash and marketable securities.  During July, 2007, the Company received net proceeds of $3,632,000 when the underwriters of the Company’s June, 2007 offering of 7,000,000 shares exercised their over-allotment option to purchase an additional 502,000 shares of common stock.

The results for the nine-month period ended September 30, 2006 reflect discontinued operations related to the Company’s termination of its chemistry services business on May 26, 2006.  As previously announced, ArQule exited this business upon the conclusion of its agreement with Pfizer in May 2006.  All line items discussed below exclude the results of these discontinued operations.

ARQ 197 Highlights

“I am pleased to report that we have initiated the first Phase 2 trials with ARQ 197, in pancreatic cancer and MiT (micropthalmia transcription factor) tumors,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule.  “Pending further regulatory discussions, we plan to initiate trials in additional indications through the first half of 2008.

“Our Phase 2 program with ARQ 197 is expected to include a number of trials that represent four basic therapeutic approaches,” said Dr. Hill.  “The first approach will be to shrink primary

tumors in which over-expression of c-Met appears to be important.   The second will be to prevent or reduce metastases frequently observed during the course of disease.  The third approach will be to delay or prevent the onset of resistance to anti-cancer therapy.

“Finally, we are pursuing a set of tumors driven by the micropthalmia transcription factor,” said Dr. Hill.  “In the majority of these patients, a single chromosomal translocation drives the over-expression of c-Met and consequently renders them highly sensitive to c-Met inhibition.  We have demonstrated that ARQ 197 is highly effective in killing cells cultured from these tumors.

“In connection with demonstrating c-Met inhibition in humans, we have analyzed data from the first patients in our human tissue biopsy study at the Royal Marsden Hospital in London,” said Dr. Hill, “and I am pleased to report that following a single oral dose of 100 milligrams of ARQ 197, we have confirmed the suppression of phospho-c-Met in tissue samples that contained significant over-expression of this phosphoprotein.

“Clinical and pre-clinical findings related to the anti-metastatic potential of ARQ 197 were presented last week at the 2007 AACR-NCI-EORTC International Conference,” said Dr. Hill.  “Following initial observations by Phase 1 clinical investigators described earlier this year, further analyses have been conducted based on independently read patient scans, showing that 18 of 19 patients treated with ARQ 197 for 12 weeks or longer did not develop detectable new metastatic lesions.  Five of 7 patients treated for 7 to 12 weeks did not develop detectable new metastatic lesions, while in contrast, 11 of 19 patients treated for six weeks or less did develop such lesions.

“Pre-clinical findings were presented at the conference from an animal model of human breast cancer in mice, showing that ARQ 197-treated mice experienced a significant reduction in the number of metastatic nodules in bone when compared with a control group,” said Dr. Hill.  “We view these anti-metastatic data as preliminary but supportive of a viable hypothesis that requires further exploration in Phase 2 trials.

E2F-1 Program

“Moving on to our E2F-1 program, survival data available as of late September, 2007 from the Phase 2 pancreatic cancer trial indicate an increase in survival times for patients treated with ARQ 501-gemcitabine combination therapy over historical data with gemcitabine alone,” said Dr. Hill.  “This interim analysis will be updated based on final data expected to be available before year-end.

“We are still exploring ways to reduce the incidence of hemolytic anemia requiring transfusions, which affects more than 50 percent of patients treated with ARQ 501,” said Dr. Hill.  “These efforts include the ongoing clinical development of our second-generation E2F-1 compound, ARQ 171, and the pre-clinical development of ARQ 761, a modification of ARQ 501.

Eg5 Program

“As a result of our drug discovery efforts, we have selected ARQ 621, a specific Eg5 inhibitor discovered and characterized by our scientists, as a candidate for the initiation of formal GLP toxicology testing which if positive would lead to the submission of an IND (Investigational New Drug application),” said Dr. Hill.

Operational Review

The Company reported total revenues of $2,736,000 for the quarter ended September 30, 2007, compared to revenues of $1,652,000 for the quarter ended September 30, 2006.  Revenues for the nine months ended September 30, 2007 were $6,623,000, compared to revenues of $4,956,000 for the nine months ended September 30, 2006.

Research and development revenues in both the 2007 and 2006 periods related primarily to financial support from Hoffmann-La Roche for the Company’s ongoing development of products in its E2F cancer therapy program.  The second and third quarters of 2007 also included revenue from the Kyowa licensing agreement.

For the quarter ended September 30, 2007, the Company reported total costs and expenses of $15,885,000, compared to total costs and expenses of $18,299,000 for the quarter ended September 30, 2006.  Total costs and expenses for the nine months ended September 30, 2007 were $49,972,000, compared to $43,343,000 for the same period in 2006.

Research and development costs for the three and nine-month periods ended September 30, 2007 were $12,529,000 and $39,310,000, respectively, compared with $14,944,000 and $35,007,000 for the 2006 three and nine-month periods.

The $2,415,000 decrease in research and development expense in the third quarter of 2007 compared with the prior year’s quarter was primarily due to $5,058,000 in lower costs for the Phase 2 trials with ARQ 501.  This decrease was partially offset by a $2,688,000 increase in costs for the Phase 1 trial and preparation for Phase 2 trials with ARQ 197.

The $4,303,000 increase in research and development expense in the first nine months of 2007 compared with the prior year’s nine month period was primarily due to a $5,953,000 increase in costs for Phase 1 trials and preparation for Phase 2 trials with ARQ 197, and $4,569,000 of costs incurred in conjunction with the Company’s sponsored research agreement with Boston Biomedical Institute (BBI). These increases were offset in part by $5,622,000 in lower costs for Phase 1 and 2 trials with ARQ 501.

General and administrative costs for the three and nine-month periods ended September 30, 2007 were $3,356,000 and $10,662,000, respectively, compared with $3,355,000 and $8,336,000 for the 2006 three and nine-month periods.  The increased 2007 general and administrative expenses in the nine-month period were primarily due to an increase in personnel-related expenses, professional fees and facility costs previously absorbed by the Company’s chemical services operations that were discontinued in 2006.

ArQule Updates Financial Guidance

For 2007, as previously announced, ArQule expects total revenues for the year to range between $9,000,000 and $9,500,000, primarily related to the partnership with Roche and to the Kyowa licensing agreement.  Net use of cash from operations is now expected to range between $20,000,000 and $25,000,000, a decrease from the previous range of between $30,000,000 and $35,000,000.  Net loss is expected to range between $50,000,000 and $55,000,000, and net loss per share is expected to range between $1.25 and $1.35 for the year.

ArQule therefore expects to end 2007 with between $125,000,000 and $130,000,000 in cash and marketable securities, an increase from the previous range of between $115,000,000 and $120,000,000.

Investor Conference Call

ArQule will host an investor conference call today at 9:00 a.m.

Date:	Thursday, November 1, 2007
Time:	9:00 a.m. eastern time

Conference Call Numbers
Domestic:	(800) 573-4840
International:	(617) 224-4326
Participant passcode:	47526075
Webcast:	http://www.ArQule.com

A replay of the conference call will be available beginning at 11:00 a.m. today for five days and can be accessed by dialing 1-888-286-8010 from the U.S. and Canada, and 1-617-801-6888 from outside the U.S.  For archived calls, the access code is 71932777.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms: Cancer Survival Protein modulation and Activated Checkpoint Therapy® (ACT).  The Cancer Survival Protein modulation platform has generated a clinical-stage product that mediates its effects by inhibiting the activity of a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis.  The lead product from this program, ARQ 197, is licensed in Japan and other select Asian countries to Kyowa Hakko Kogyo Co., Ltd.  The ACT platform is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The

Company’s lead ACT program, based on the E2F-1 pathway, is partnered with Hoffmann-La Roche. For more information, please visit www.arqule.com.

This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations or its financial condition.  Additional forward-looking statements relate to the progress of the Company’s clinical trials, including Phase 1 and 2 trials with ARQ 197, Phase 2 trials with ARQ 501 and the Phase 1 trial with ARQ 171, as well as certain pre-clinical candidates, including ARQ 761 and ARQ 621.   These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197, ARQ 501 and ARQ 171 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or pre-clinical development or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197, ARQ 501 and ARQ 171, as well as the planned timing and initiation of pre-clinical activities with ARQ 761 and ARQ 621, are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Research and development revenue	$2,736	$1,652	$6,623	$4,956

Costs and expenses:
Research and development	12,529	14,944	39,310	35,007
General and administrative	3,356	3,355	10,662	8,336
Total costs and expenses	15,885	18,299	49,972	43,343

Loss from continuing operations	(13,149)	(16,647)	(43,349)	(38,387)

Net investment income	2,031	1,325	4,366	3,932

Net loss from continuing operations	(11,118)	(15,322)	(38,983)	(34,455)

Income from discontinued operations	—	—	—	15,845

Net loss	$(11,118)	$(15,322)	$(38,983)	$(18,610)

Basic and diluted income (loss) per share:
Net loss from continuing operations	$(0.26)	$(0.43)	$(1.00)	$(0.97)
Income from discontinued operations	—	—	—	0.45
Net loss per share	$(0.26)	$(0.43)	$(1.00)	$(0.52)

Weighted average basic and diluted shares outstanding	43,557	35,556	38,793	35,464

Balance sheet data (in thousands):	September 30, 2007	December 31, 2006

Cash, cash equivalents and marketable securities	$143,492	$95,832
Working capital	125,311	80,557
Total assets	151,042	104,820
Stockholders’ equity	100,589	79,954

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